LOAN AND SECURITY AGREEMENT

THIS AGREEMENT, dated as of June 29, 2001, is entered into between Micrel Incorporated, a California corporation (hereinafter called "Borrower"), whose chief executive office is at the address set forth in Section 1.5 hereinbelow, and Bank of the West, a California banking corporation, whose address is set forth in Section 1.3.

The parties agree as follows:

1.   DEFINITIONS

As used in this Agreement, the following terms shall have the following definitions:

   1.1 Agreement. The term "this Agreement" means this Loan and Security Agreement, any concurrent or subsequent rider to this Loan and Security Agreement and any extensions, supplements, amendments or modifications to this Loan and Security Agreement and/or to any such rider.

   1.2 Applicable Revolving Loan Rate. The term "Applicable Revolving Loan Rate" shall be either (i) the Prime Rate or (ii) the Revolving Offshore Rate, as designated by Borrower or otherwise applicable to such loan or advance under Article 2 of this Agreement.

   1.3 Bank. The term "Bank" shall mean and refer to Bank of the West, a California banking corporation, with a place of business located at Two North Second Street, Suite 300, South Bay Business Banking Group, San Jose, California 95113.


   1.4 Bank Expenses. The term "Bank Expenses" means: all reasonable costs and expenses incurred by Bank in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all reasonable costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication, search fees, appraiser fees authorized by this Agreement, auditor fees authorized by this Agreement, title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank in collecting or realizing upon the Collateral (with or without suit), to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof; and reasonable attorneys' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, any portion hereof, any agreement related hereto, or any of the transactions contemplated hereby, whether or not suit is brought, and including, but not limited to, any expenses incurred in relation to opposing or seeking to obtain relief from any stay or restraining order prohibiting Bank from exercising its rights as a secured creditor, foreclosing upon or disposing of Collateral, or such related matters.


                      Loan and Security Agreement - Page 1
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   1.5   Borrower.  The term "Borrower" shall mean and refer to the party first named above, whose address is 1849 Fortune Drive, San Jose, CA  95131.

   1.6 Code. The term "the Code" means the California Uniform Commercial Code, and any and all terms used in this Agreement which are defined in the Code and not specifically defined herein shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the Code.

   1.7 Collateral. The term "Collateral" means and includes all of Borrower's presently existing and hereafter acquired equipment acquired pursuant to any advance made by Bank under Article 3 of this Agreement, wherever located; all accessories incidental thereto; and all substitutions, replacements, accessories, additions, attachments, improvements, accessions, and Proceeds of the foregoing.

   1.8 Credit. The term "Credit" means all Obligations in respect of amounts actually paid or advanced by Bank under this Agreement.

   1.9 Daily Balance. The term "Daily Balance" shall mean the amount determined by taking the amount of the Credit owed at the beginning of a given day, adding any new Credit advanced to or incurred by Borrower on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement.

   1.10 Eurodollar Reserve Percentage. The term "Eurodollar Reserve Percentage" means for any day during any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100ths of one percent) in effect on such day (whether or not applicable to any bank) under the regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirements (including any emergency, supplemental, or other marginal reserve requirements) with respect to Eurocurrency Funding (currently referred to as "Eurocurrency Liabilities"). The Revolving Offshore Rate shall be adjusted automatically as to all Revolving Offshore Rate loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

   1.11 Event of Default. The term "Event of Default" shall have the meaning set forth in Article 11 of this Agreement.

   1.12 Insolvency Proceeding. The term "Insolvency Proceeding" means any proceeding commenced by or against any person or entity, including Borrower, under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with some or all creditors.

   1.13   Interest Period.  The term "Interest Period" means the period of one
(1) month, two (2) months, three (3) months, or six (6) months, as designated by Borrower at the time Borrower requests a Revolving Offshore Rate-Based


                      Loan and Security Agreement - Page 2
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Loan; provided, however, that such Interest Period shall in no event extend beyond the date certain set forth in Section 4.1 of this Agreement (as same may from time to time be amended) with respect to revolving loans and advances under Article 2.

   1.14 Judicial Officer or Assignee. The term "Judicial Officer or Assignee" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian or assignee for the benefit of creditors.

   1.15 LIBOR Rate. The term "LIBOR Rate" means the rate of interest per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for United States dollar deposits in amounts equal to the amount of the Revolving Offshore Rate-Based loan and with a maturity comparable to the Interest Period, which amount shall be determined at 11:00 a.m. (London local time) two (2) business days prior to the commencement of the Interest Period; provided, however, that if such rate is no longer published by Dow Jones, then the LIBOR Rate shall be determined by reference to such other index that Bank may reasonably designate in good faith as the rate at which United States dollar deposits with a maturity comparable to the Interest Period and in an amount equal to the amount of the Revolving Offshore Rate-Based loan would be offered to major banks on the London Eurocurrency market at 11:00 a.m. (London local time) two (2) business days prior to the commencement of the Interest Period.

   1.16 Obligations. The term "Obligations" means any and all obligations, loans, advances, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower's account pursuant to any agreement authorizing Bank to charge Borrower's account), lease and other contractual obligations, guaranties, covenants, promises and duties owing by Borrower to Bank of any kind and description (whether advanced pursuant to or evidenced by this Agreement; by any note or other instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to others which Bank may have obtained by assignment, participation, operation of law, or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses.

   1.17 Over Advance. The term "Over Advance" shall have the meaning set forth in Section 2.1 of this Agreement.

   1.18 Permitted Acquisitions. The term "Permitted Acquisitions" shall have the meaning assigned by Section 9.2 of this Agreement.


                     Loan and Security Agreement - Page 3
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   1.19   Permitted Investments.  The term "Permitted Investments" shall mean:

      (a) Those investments in subsidiaries of Borrower that are existing on the date of this Agreement or are hereafter made and (with respect to investments in subsidiaries that are made after the date of this Agreement) either constitute Permitted Acquisitions or are consented to in writing by Bank;

      (b) any investments in (i) marketable direct obligations maturing within one (1) year from the date of the acquisition thereof and issued or unconditionally guaranteed by the United States of America, any agency thereof, or any State in the United States of America; (ii) commercial paper maturing within one (1) year from the date of creation and issued by issuers currently having the highest rating obtainable from either Standard & Poors Corporation or Moody's Investment Services, Inc.; and/or (iii) certificates of deposit maturing within one (1) year from the date of investment and issued by Bank;

      (c) any investment permitted by any written investment policy from time to time approved in writing by Bank;

      (d) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods or services by Borrower in the ordinary course of Borrower's business;

      (e) investments consisting of the endorsement of negotiable instruments for deposit, collection or similar liquidation in the ordinary course of Borrower's business;

      (f) investments (including debt obligations) received in the ordinary course of Borrower's business and received in connection with the bankruptcy or reorganization of Borrower's customers or suppliers or in settlement of delinquent or disputed obligations owing by such customers or suppliers;

      (g) investments consisting of (i) employee relocation loans, and other employee loans and advances in the ordinary course of Borrower's business (including guaranties of relocation loans made to employees) in an aggregate outstanding amount not to exceed One Hundred Thousand Dollars ($100,000), (ii) loans to officers, employees and directors relating to the purchase of Borrower's equity securities, and (iii) loans to employees and officers approved by Borrower's Board of Directors that, together with the relocation loans and guarantees of relocation loans described in clause (i) hereof, do not exceed two Hundred Fifty Thousand Dollars ($250,000);

      (h) investments pursuant to or arising under currency arrangements or interest rate arrangements entered into in the ordinary course of Borrower's business;


      (i) investments in an aggregate sum not exceeding (at any one time) the sum of Two Million Dollars ($2,000,000) in joint ventures and strategic partnerships consisting of the development or licensing of technology and/or the provision of technical support in connection with such development and licensing, which joint ventures and strategic partnerships are not prohibited


                     Loan and Security Agreement - Page 4
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elsewhere in this Agreement, but only to the extent and so long as same have not created, caused or resulted in a default or event of default under this Agreement.

   1.20   Permitted Liens.  The term "Permitted Lien" shall mean:

      (a)   liens, security interests, mortgages and encumbrances in favor of
Bank:

      (b) liens in an aggregate amount not exceeding (at any one time) the sum of Five Million Dollars ($5,000,000) upon or in any equipment not comprising the Collateral that is now existing or hereinafter acquired or held by Borrower or any subsidiary of Borrower in connection with any of the following: (i) to secure the purchase price thereof; (ii) to secure existing indebtedness on such equipment at the time of its acquisition (provided, however, that any such lien is confined solely to the equipment so acquired, any improvements thereon, and any proceeds thereof); (iii) to secure any capital lease obligations respecting the equipment that is the subject of such capital lease; and/or (iv) to secure obligations in connection with any operating lease on such equipment in the ordinary course of Borrower's business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing such equipment lease (including liens arising from UCC financing statements regarding leases permitted by this Agreement);

      (c) liens incurred in connection with any extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (a) and (b) above; provided, however, that any such liens given in connection with such extension, renewal or refinancing shall be limited to the equipment encumbered by the existing lien and that the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

      (d) liens for taxes, assessments, or other governmental charges incurred in the ordinary course of Borrower's business for which (i) no interest, late charge, or penalty is or has attached or, if any interest, late charge, or penalty is or has attached, is being contested by Borrower in good faith by appropriate proceedings and, if requested by Bank, bonded in an amount and in a manner satisfactory to Bank, (ii) no notice of sale has been filed or recorded in connection with the sale or liquidation of the property that is the subject of the lien for the payment of such taxes, assessments, or other governmental charges, and/or (iii) the existence, amount or nature of same does not create, cause or result in a default or event of default under this Agreement;

      (e) liens arising from judgements, decrees, or attachments, but only to the extent and so long as such judgements, decrees, or attachments have not created, caused or resulted in a default or event of default under this Agreement;

      (f) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, but only to the extent and so long as such liens have not created, caused or resulted in a default or event of default under this Agreement; provided, however, that any such liens shall be limited to the goods so imported;

      (g) liens in favor of landlords arising as a matter of law and in the ordinary course of Borrower's business to secure payment and performance under


                     Loan and Security Agreement - Page 5
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any real property leases and in favor of any sublandlords arising as a matter of law and in the ordinary course of Borrower's business to secure payment and performance under any real property subleases, but only to the extent and so long as such liens do not interfere in any material respect with Borrower's business and have not created, caused or resulted in a default or event of default under this Agreement;

      (h) liens created by statute or arising under applicable law for non-delinquent obligations owing in connection with worker's compensation, unemployment insurance, social security and/or similar statutory employment obligations, but only to the extent and so long as such liens have not created, caused or resulted in a default or event of default under this Agreement;

      (i) liens of mechanics, materialmen, carriers, warehousemen, or other similar statutory and common law liens securing obligations that are incurred in good faith in the ordinary course of Borrower's business, are not yet due and payable, and do not create, cause or result in a default or event of default under this Agreement; and

      (j) encumbrances consisting of existing or future zoning restrictions, existing recorded rights of way, existing recorded easements, existing recorded private restrictions, or existing or future public restrictions on the use of real property, none of which materially impairs the use of such real property by Borrower in the operation of its business and none of which is violated in any material respect by any existing or proposed structure or land use.

   1.21 Prime Rate. The term "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank at its headquarters office in San Francisco, California as its "prime rate", with the understanding that Bank's "prime rate" is only one of Bank's base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of Bank's base rates.

   1.22 Prime Rate-Based Loans. The term "Prime Rate-Based loans" means all advances and extensions of credit which shall bear interest at the Prime Rate.

   1.23 Proceeds. The term "Proceeds" means whatever is received upon the sale, lease, exchange, collection or other disposition of Collateral or proceeds, including, without limitation, proceeds of insurance covering Collateral, tax refunds, and any and all Accounts, general intangibles, Negotiable Collateral, equipment, money, deposit accounts, goods, or other tangible and intangible property of Borrower resulting from the sale or other disposition of the Collateral, and the proceeds thereof.


   1.24 Revolving Offshore Rate. The term "Revolving Offshore Rate" shall, for any Interest Period, be the rate of interest per annum (rounded upward to the next 1/32nd of one percent) resulting from the sum of (i) two percent (2.00%) per annum and (ii) a quotient, the numerator of which is the LIBOR Rate and the denominator of which is the difference between (a) one (1.0) and
(b) the Eurodollar Reserve Percentage. Expressed as a formula, the Revolving Offshore Rate shall be as follows:


                     Loan and Security Agreement - Page 6
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Revolving Offshore Rate = [2.00%] + [LIBOR Rate/(1.00 - Eurodollar Reserve
Percentage)]

   1.25 Revolving Offshore Rate-Based Loans. The term "Revolving Offshore Rate-Based loans" means all advances and extensions of credit which shall bear interest at the Revolving Offshore Rate.

      All accounting terms and computations shall be based upon generally accepted accounting principles consistently applied.

2.  REVOLVING LOANS AND TERMS OF PAYMENT

   2.1 Revolving Loans. Upon request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank shall lend to Borrower an amount equal to the Borrowing Base; provided, however, that in no event shall Bank be obligated to make advances to Borrower under this Section 2.1 whenever the Daily Balance of loans and advances under this Article 2 exceeds, at any one time, either the Borrowing Base or the sum of Five Million Dollars ($5,000,000.00).

All loans made pursuant to this Section 2.1 shall be added to and deemed part of the Credit when made. If, at any time and for any reason, the Daily Balance of loans and advances under this Article 2 exceeds the amount of the loans and advances for which Borrower is eligible based upon the above limitations, or if the advances made pursuant to any rider to this Agreement exceed the percentage or dollar limitations contained in such rider (an "Over Advance"), then Borrower shall immediately pay to Bank, in cash, the amount of such Over Advance.

   2.2 Revolving Loans Procedure for Borrowing and Interest Rate. Except as hereinbelow provided, all advances under this Article 2 made and advanced by Bank from and after June 29, 2001 or outstanding on the date hereof shall bear interest on the amount of such advance from time to time outstanding at a per annum rate equal to the "Applicable Revolving Loan Rate" (as hereinafter defined).


      (a)   Method of Borrowing.  Each revolving loan or advance under this
Article 2 shall be made upon Borrower's request, which request shall (a) be on such form and in such manner as Bank may from time to time specify; (b) specify if the loan or advance is to be a Prime Rate-Based loan or a Revolving Offshore Rate-Based loan; (c) specify the amount of each such loan or advance [which, in connection with any Revolving Offshore Rate-Based loans, shall be in multiples of One Hundred Thousand Dollars ($100,000.00)]; (d) be received by Bank not later than 10:00 a.m. Pacific local time either (i) three (3) business days prior to the requested borrowing date, with respect to Revolving Offshore Rate-Based loans or (ii) on the borrowing date, with respect to Prime Rate-Based loans; and (e) with respect to any Revolving Offshore Rate-Based loans, specify an Interest Period for such Revolving Offshore Rate-Based loan.
 If a request fails to specify if the loan or advance is a Prime Rate-Based loan or a Revolving Offshore Rate-Based loan, such loan and advance shall be a Prime Rate-Based loan. If any request for a Revolving Offshore Rate-Based loan fails to specify an Interest Period, such Interest Period shall be one


                     Loan and Security Agreement - Page 7
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(1) month.  If an Interest Period would end on a date that is not a business day, such Interest Period shall extend to the next following business day.

      (b) Conversions. Borrower may, from time to time, elect to convert one or more Prime Rate-Based loans to Revolving Offshore Rate-Based loans upon Borrower's request, which request shall (a) be on such form and in such manner as Bank may from time to time specify; (b) specify the amount of each such loan or advance to be converted in multiples of One Hundred Thousand Dollars ($100,000.00); (c) be received by Bank not later than 10:00 a.m. Pacific local time three (3) business days prior to the requested conversion date; and (d) specify an Interest Period. If any request to convert a Prime Rate-Based loan to a Revolving Offshore Rate-Based loan fails to specify an Interest Period, such Interest Period shall be one (1) month. If an Interest Period would end on a date that is not a business day, such Interest Period shall extend to the next following business day.

By not later than 10:00 a.m. Pacific local time three (3) business days prior to the end of any Interest Period, Borrower shall elect to either convert any Revolving Offshore Rate-Based loans expiring at the end of such Interest Period into Prime Rate-Based loans or to renew such Revolving Offshore Rate-Based loans, which request shall (a) be on such form and in such manner as Bank may from time to time specify; (b) specify what portion (if any) of the loan or advance is to be converted to a Prime-Based loan and what portion (if any) is to remain as a Revolving Offshore Rate-Based loan [which, in connection with Revolving Offshore Rate-Based loans shall be in multiples of One Hundred Thousand Dollars ($100,000.00)]; and (c) specify an Interest Period for any loans or advances to be continued as Revolving Offshore Rate-Based loans; provided, however, that such Interest Period shall in no event extend beyond the date certain set forth in Section 4.1 of this Agreement (as same may from time to time be amended). If Borrower fails to timely elect to renew such Revolving Offshore Rate-Based loans, such failure shall be deemed an election to convert such Revolving Offshore Rate-Based loans into Prime Rate-Based loans at the expiration of the Interest Period. If any request to renew a Revolving Offshore Rate-Based loan fails to specify an Interest Period, such Interest Period shall be one (1) month. If an Interest Period elected by Borrower with respect to any renewed Revolving Offshore Rate-Based loans would end on a date that is not a business day, such Interest Period shall extend to the next following business day.

      (c) Changes in the Prime Rate. In the event that the Prime Rate announced is, from time to time hereafter, changed, adjustment in the rate of interest payable by Borrower with respect to Prime Rate-Based loans then outstanding shall be made on the effective date of the change in the Prime Rate. The rate of interest, as adjusted, shall apply to all outstanding Prime Rate-Based loans until the Prime Rate is again adjusted.


   2.3 Computation and Payment of Interest and Principal. All interest chargeable under this Agreement on a per annum basis shall be computed on a basis of a 360-day year for actual days elapsed. Interest payable by Borrower under this Article 2 shall be due and payable on the fifth (5th) day of each calendar month (in arrears) during the term of this Agreement with respect to the availability of this facility under Section 4.1. If Borrower fails to make any installment of principal, interest or Bank Expenses in the time and manner prescribed by this Agreement, Bank may, at Bank's option, elect to


                     Loan and Security Agreement - Page 8
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treat any due but unpaid principal, interest and/or Bank Expenses as a Prime
Rate-Base loan and all such advances shall bear interest on the Daily Balance of loans and advances under this Article 2 thereof, at a per annum rate applicable to Prime Rate-Based loans under the terms of Article 2 of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, and regardless of the existence or non-existence of any Event of Default under this Agreement, Bank shall have the right (but not the obligation) to withdraw and charge any deposit or other accounts maintained by Borrower with Bank for the amount of any payment due Bank hereunder (and Borrower hereby consents to such withdrawal, charge and application by Bank).
 The receipt of any check or other item of payment by Bank shall not be considered payment until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank in accordance with Bank's rules and regulations relating to credits to deposit accounts or, in Bank's discretion, two (2) calendar days after the date Bank actually receives possession of such check or other item of payment. Amounts once borrowed and repaid under this
Article 2 shall be available for re-borrowing. On the date of termination under Article 4, all Obligations owed by Borrower to Bank under this Article 2 shall become immediately due and payable without notice or demand and shall be repaid to Bank in cash or by a wire transfer of immediately available funds.

   2.4 Default Interest Rate. Notwithstanding anything to the contrary contained in Article 2 of this Agreement, the Credit shall bear interest, from and after any Event of Default and without constituting a waiver of any such Event of Default, on the Daily Balance of loans and advances under this
Article 2, at a per annum rate two (2) percentage points above the Applicable Revolving Loan Rate.

   2.5 Account Stated. Bank shall render monthly statements of the Credit owing by Borrower to Bank, including statements of all principal, interest and Bank Expenses owing, and such statement shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within ninety (90) days after receipt thereof by Borrower, Borrower shall deliver to Bank, by registered or certified mail, at Bank's place of business indicated above, written objection thereto specifying the error or errors, if any, contained in any such statement.

3.  EQUIPMENT PURCHASE FACILITY "A"

   3.1   Equipment Purchase Facility Advances.


      (a) Upon the request of Borrower made at any time, and from time to time, during Draw Period "A" (as hereinafter defined), subject to and upon the terms and conditions of this Agreement, and so long as no Event of Default has occurred, Bank agrees to make term loans to Borrower for the purpose of purchasing new equipment for use in connection with Borrower's business (the "Equipment Purchase Facility 'A'"). For the purpose of this Agreement, "Draw Period 'A'" shall mean the period between the date of this Agreement and the earlier of: (i) June 30, 2002 or (ii) the date on which the aggregate of all advances made pursuant to this Section 3.1 equals Ten Million Dollars ($10,000,000.00).


                     Loan and Security Agreement - Page 9

      (b) Each advance under Equipment Purchase Facility "A" shall be in amount approved by Bank for items of equipment approved by Bank and not made specifically for Borrower on a custom basis. The aggregate of all advances made by Bank under Equipment Purchase Facility "A" shall not exceed Ten Million Dollars ($10,000,000.00).

      (c) If Borrower uses the proceeds of this Equipment Purchase Facility "A" for the purchase of any equipment, and if such loan or advance is approved by Bank, each advance made by Bank under this Equipment Purchase Facility "A" shall be made either to Borrower or to the vendor of any equipment financed with the proceeds of such advance (at Bank's option). In no event shall said proceeds be used by Borrower for any purpose other than purchase of the equipment approved by Bank. In the event that Bank opts to disburse the proceeds of any such advance directly to the vendor(s) of any equipment, and if the amount of the advance to be made by Bank does not equal the total purchase price of such equipment together with all installation charges, sales tax, freight, and software charges, Borrower shall deliver to Bank an amount equal to the difference between the cost (including all installation charges, sales tax, freight, and software charges) and the amount of such advance, which difference shall be remitted to said vendor(s) with the advance by Bank. Bank shall not be obligated to make any advance under this Section 3.1 with respect to the purchase of any items of equipment unless and until Bank has received and approved the following: (1) a copy of Borrower's purchase order, (2) an original delivery and acceptance certificate executed by Borrower with respect to any equipment to be purchased, (3) a UCC-1 Financing Statement or such other documents as the Bank may request to create, perfect or continue its security interest in the equipment acquired with the advance under this Equipment Purchase Facility, and (4) such other documentation as Bank may require (including, without limitation, schedules attached hereto describing said equipment and financing statements relative thereto). Amounts once borrowed and repaid under Equipment Purchase Facility "A" shall not be available for re-borrowing.

   3.2 Documentation and Interest. Each advance made under this Equipment Purchase Facility "A" shall be evidenced by and subject to the terms of a separate promissory note to be executed by Borrower in substantially the form of Exhibit "A" attached to this Agreement, with appropriate insertions (the "Equipment Purchase Facility 'A' Note"). All loans and advances made under Equipment Purchase Facility "A" shall be added to and deemed a part of the Obligations. Except as hereinbelow provided, each advance under Equipment Purchase Facility "A" shall bear interest, on the Daily Balance owing, at a per annum rate equal to the rate designated by Borrower in the Equipment Purchase Facility "A" Note with respect to the advance evidenced thereby (the "Applicable Equipment Purchase Facility 'A' Rate").


                     Loan and Security Agreement - Page 10

   3.3   Payments.

(a) Commencing on the fifth day of the month after any advance is made under this Equipment Purchase Facility "A", and continuing on the fifth day of each of the next forty-seven (47) months thereafter, Borrower shall make monthly payments of principal, interest and Bank Expenses in connection with the advance evidenced by the Equipment Purchase Facility "A" Note in the time and manner specified therein.

      (b) The receipt of any check or other item of payment by Bank shall not be considered a payment until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank in accordance with Bank's rules and regulations relating to credits to deposit accounts or, in Bank's discretion, two (2) calendar days after the date Bank actually receives possession of such check or other item of payment.

   3.4 Monthly Accounting. Bank shall render monthly statements of all amounts owing by Borrower to Bank under Equipment Purchase Facility "A" (or, at Bank's discretion, under each Equipment Purchase Facility "A" Note executed and delivered by Borrower under Equipment Purchase Facility "A"), including statements of all principal, interest, and Bank Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account between Borrower and Bank unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Bank, by registered or certified mail, at Bank's place of business, a written objection specifying the error or errors, if any, contained in any such statement.

4.  TERM


   4.1 Term and Termination. This Agreement shall commence on the date hereof. Borrower's right to receive term loan advances under Article 3 of this Agreement shall remain in full force and effect until June 30, 2002. Borrower's obligations with respect to any Equipment Purchase Loan Facility "A" Notes outstanding on June 30, 2002 and the terms and conditions of this Agreement as same relate to the Equipment Purchase Loan Facility "A" and the Equipment Purchase Loan Facility "A" Notes shall continue in full force and effect, and shall be subject to Bank's rights and remedies set forth therein, and shall be due and payable in accordance with the covenants, terms and conditions contained in such Equipment Purchase Loan Facility "A" Notes. With respect to Borrower's right to requests revolving loan advances under Article 2 of this Agreement only, this Agreement shall remain in full force and effect until June 30, 2002 and shall continue on a month-to-month basis after such June 30, 2002 date until Borrower's right to requests revolving loan advances under Article 2 of this Agreement is terminated by either party by thirty (30) days' written notice. Notice of such termination of Borrower's right to requests revolving loan advances under Article 2 of this Agreement shall be effectuated by the mailing of a registered or certified letter of notice. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Bank may terminate all of its obligations under this Agreement without notice (including, without limitation, those relating to Borrower's right to receive term loan advances under Article 3 of this Agreement, those relating to


                     Loan and Security Agreement - Page 11

Borrower's right continue to make installment payments under the Equipment Purchase Loan Facility "A" Notes, and those relating to Borrower's right to request revolving loan advances under Article 2 of this Agreement).

On the date of termination, all Obligations owed by Borrower to Bank shall become immediately due and payable without notice or demand and shall be repaid to Bank in cash or by a wire transfer of immediately available funds. Notwithstanding termination, until all Obligations owing by Borrower with respect to term loan advances under Article 3 of this Agreement have been fully repaid and performed, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all Obligations with respect to term loan advances under
Article 3 of this Agreement.

   4.2 Termination of Security Interest. After termination and when Bank has received payment and performance in full of all Obligations owing under
Article 3 of this Agreement, and upon the execution by Borrower and delivery to Bank of a general release in favor of Bank, Bank shall execute a termination of all security agreements and security interests given by Borrower to Bank.

5.  CREATION OF SECURITY INTEREST

   5.1 Grant of Security Interest. Borrower hereby grants to Bank a continuing security interest in the Collateral in order to secure prompt repayment and performance of all Obligations owing under Article 3 and all Bank Expenses related to the Obligations under Article 3 of this Agreement. Bank's security interest in the Collateral shall attach to the Collateral without further act on the part of Bank or Borrower. In the event that any Collateral sold, conveyed or otherwise transferred by Borrower, the proceeds of such sale, conveyance or transfer shall be applied to pay off and satisfy the Equipment Purchase Loan Facility "A" Note secured by such Collateral.


   5.2 Security Documents; Attorney-In-Fact. Borrower shall execute and deliver, or cause to be executed and delivered, to Bank, concurrent with Borrower's execution of this Agreement, (if requested by Bank) concurrently with any advances under Article 3 of this Agreement), and at any other time or times hereafter at the request of Bank, all financing statements, continuation financing statements, fixture filings, landlord waivers, security agreements, chattel mortgages, assignments, deeds of trust, assignments of leases, endorsements of certificates of title, affidavits, reports, notices, and letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank's officers, employees or agents designated by Bank to act on Bank's behalf) as Borrower's true and lawful attorney with power to sign the name of Borrower on any of the above-described documents or on any other similar documents which need to be executed, recorded, and/or filed in order to perfect or continue perfected Bank's security interest in the Collateral and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney, and neither Bank nor its attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good


                     Loan and Security Agreement - Page 12
faith. The appointment of Bank as Borrower's attorney, and each and every one of Bank's rights and powers, being coupled with an interest, are irrevocable so long as any Obligations remain unpaid or unperformed.

To protect or perfect any security interest granted to Bank hereunder, Bank may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, fees or charges, maintain guards, warehousemen or any personnel to protect the Collateral, pay any service bureau or obtain any records, and all costs for the same shall be Bank Expenses.

6.  CONDITIONS PRECEDENT

As conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute and deliver or cause to be executed and delivered, to Bank, in form and substance satisfactory to Bank and its counsel, each of the following:

   6.1 Agreement. This Agreement, together with supplemental security agreements, chattel mortgages, riders and other documents required by Bank;

   6.2 Financing Statement. Financing statements (Form UCC-1) in form acceptable for filing and recording with the appropriate governmental authorities with respect to any loans and advances under Article 3;

   6.3 Resolutions. If Borrower is a corporation, certified extracts from the minutes of the meetings of Borrower's board of directors, authorizing the borrowings and the granting of the security interests provided for herein and authorizing specific officers to execute and deliver the agreements provided for herein;

   6.4 Certificates. If Borrower is a corporation, a certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation, and certificates indicating that Borrower has qualified to transact business and is in good standing in any other state in which Borrower conducts business;

   6.5 Search Results. UCC, tax lien, litigation, judgment and other searches, title reports, fictitious business name statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect Bank's first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement;

   6.6 Waivers. If requested by Bank, waivers executed by landlords and mortgagees of any real property on which the Collateral is located;

   6.7 Officers' Warranties and Representations. If requested by Bank, an executed form of Warranties and Representations of Officers; and


                     Loan and Security Agreement - Page 13

   6.8 Insurance. Evidence satisfactory to Bank that Borrower has obtained insurance policies or binders, in such amounts as may be acceptable to Bank, respecting the tangible assets of Borrower which are to serve as Collateral and naming Bank as a loss payee on a 438-BFU endorsement and/or additional insured (at Bank's discretion).

7.  MANAGEMENT AND STATUS OF COLLATERAL AND INSPECTIONS AND AUDITS

   7.1 Collateral Records. Borrower shall maintain a comprehensive and up-to-date list of all Collateral, showing the date of purchase, any identifying descriptions and numbers, and records of maintenance. Borrower shall deliver a copy of such list to Bank upon execution of this Agreement, and at such time or times thereafter as Bank may request.

   7.2 Condition of Collateral. Borrower shall keep and maintain the Collateral in good operating condition and repair and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any items of Collateral to become a fixture to real estate or an accession to other property, and the Collateral is now and shall at all times remain and be personal property.

   7.3 Certificate of Title. Upon Bank's request, Borrower shall immediately deliver to Bank, properly endorsed, any and all evidences of ownership, certificates of title or applications for titles to any or all items of Collateral.

   7.4 Inspection of Collateral. Bank shall have the right, now and at all times hereafter, during Borrower's usual business hours, or at the regular business hours of any third party in possession of Collateral, to inspect and examine the Collateral and to check and test the same as to quality, quantity, value and condition, and at any time when an event of default under this Agreement or under any Obligations has occurred and is outstanding Borrower agrees to reimburse Bank for its reasonable costs and expenses in so doing.

8.  WARRANTIES AND REPRESENTATIONS

In order to induce Bank to enter into this Agreement and to make the loans and/or issue the letters of credit contemplated hereby, Borrower warrants, represents and agrees that, until all Obligations are fully paid and performed:

   8.1 Title to Properties. Borrower has and at all times will have good, marketable and indefeasible title to the Collateral; the Collateral is and at all times shall remain free and clear of all liens, claims, encumbrances, and purchase money or other security interests (except as held by Bank or as may be consented to, in writing, by Bank), and the Collateral is and shall, at all times, remain of good and of merchantable quality, free from defects.


   8.2 Place of Business. Borrower's chief executive office is located at the address set forth in Section 1.5 hereinabove and all of the locations at which Borrower conducts business or stores any Collateral are as set forth in


                     Loan and Security Agreement - Page 14
the Warranties and Representations of Officers delivered by Borrower to Bank of even date herewith. Borrower covenants and agrees that it will not, during the term of this Agreement, relocate said chief executive office location without prior written notification to Bank.

   8.3 Legal Status. Borrower is and shall at all times hereafter be duly organized and existing and in good standing under the laws of the state of its incorporation, and qualified or licensed to do business, and in good standing as a foreign corporation, if applicable, in all jurisdictions in which such qualification or licensing is required.

   8.4 Authorization and Validity. This Agreement and each other document, contract and instrument required by or at any time delivered to Bank in connection with this Agreement have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

   8.5 No Violation. The execution, delivery and performance by Borrower of this Agreement shall not: (a) violate any law or regulation, (b) constitute a breach of any provision contained in the Articles of Incorporation, Bylaws or other organization papers of Borrower, or (c) constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party or by which Borrower may be bound.

   8.6 Payment of Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower, or any of Borrower's property, have been paid in full before delinquency.

   8.7 No Litigation. Except as disclosed by Borrower to Bank in writing prior to or concurrently with the execution and delivery of this Agreement, there are not presently any actions or proceedings pending by or against Borrower before any court or administrative agency alleging seeking an award of damages in an aggregate at any one time in excess of One Million dollars ($1,000,000) or which, in the reasonable opinion of Bank or its counsel involving claims representing a foreseeable liability in an aggregate at any one time in excess of One Million dollars ($1,000,000), and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower outside of the limits set forth in this sentence, except for ongoing collection matters. If any of the foregoing do arise during the term of this Agreement, Borrower shall notify Bank in writing within thirty (30) days.


   8.8 Financial Statements and Condition. All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Bank.


                     Loan and Security Agreement - Page 15

   8.9 Permits, Franchises. Borrower possesses, and will hereafter possess, all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade names, trade name rights, patents, patent rights and fictitious name rights necessary to enable Borrower to conduct the business in which Borrower is now engaged without conflict with the rights of others.

   8.10 ERISA Warranty. Borrower has not withdrawn from (and no termination, partial termination or other event has occurred with respect to) any deferred compensation plan maintained for the benefit of Borrower's employees, and has not withdrawn from any multi- employer plan described in
Section 4001(a)(3) of ERISA (as defined in Section 8.8 of this Agreement).

   8.11 Environmental Matters. Borrower is now and at all times hereafter shall remain in compliance with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits. None of the operations of Borrower is now nor shall hereafter be the subject of any federal, state or municipal investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

   8.12 Solvency. Borrower is now and shall be at all times hereafter solvent and able to pay Borrower's debts (including trade debts) as they mature.

   8.13 Lien Priority. The liens and security interests of Bank in the Collateral are and shall remain first priority, except as expressly agreed to, in writing, by Bank.

   8.14 Warranties and Representations Cumulative. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each loan and/or advance and shall be true, accurate and correct at each such time and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.

9.  NEGATIVE COVENANTS

Borrower will not, without Bank's prior written consent, during the term hereof and so long as any Obligation remains unpaid or unperformed:

   9.1 Change in Identity. Change Borrower's name, business structure, or identity, or add any new fictitious name, or relocate Borrower's chief executive office.

   9.2 Acquisitions and Mergers. Acquire, merge or consolidate with or into any other business organization or enter into any partnership, joint venture or other combination (each an "Acquisition") which is not a "Permitted Acquisition." For the purposes of this Agreement, a "Permitted Acquisition" shall be (A) an Acquisition involving (in whole or in part) the payment of


                     Loan and Security Agreement - Page 16
cash and/or the assumption by Borrower or liabilities) where (1) the sum of the aggregate cash consideration paid and the aggregate liabilities assumed for any single Acquisition does not exceed $5,000,000.00, (2) such Acquisition is undertaken in accordance with all applicable requirements of law; and (3) such Acquisition will not cause Borrower, on a projected basis, to violate any of the financial covenants set forth in this Agreement; (B) an Acquisition where a one or more existing subsidiaries of Borrower merges into another subsidiary of Borrower; (C) and Acquisition between Borrower and one or more existing subsidiaries of Borrower where Borrower is the surviving entity; and
(D) an Acquisition involving solely the issuance of capital stock of Borrower or any affiliate of Borrower where (1) such Acquisition is undertaken in accordance with all applicable requirements of law and (2) such Acquisition will not cause Borrower, on a projected basis, to violate any of the financial covenants set forth in this Agreement.

   9.3 Ordinary Course of Business. Enter into any transaction not in the usual course of Borrower's business of design, manufacture and sale of semi-conductor products and services.

   9.4 Change in Financial Structure. Make any material change in Borrower's financial structure or in any of Borrower's business objectives, purposes, or operations.

   9.5   Suspension of Business.  Suspend or go out of business.

   9.6 Dividends and Distributions. Do either or both of the following in any of Borrower's fiscal years: (i) make any distribution or declare or pay any cash dividends on any of its capital stock or (ii) purchase, acquire, redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding.

   9.7 Liens and Encumbrances. Grant a security interest in or permit a lien, claim or encumbrance upon all or any portion of Borrower's assets or the Collateral, except Permitted Liens.

   9.8 Investment in Securities. Make any investment in securities, other than Permitted Investments.

   9.9 ERISA/Covenant. Withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of Borrower's employees under circumstance that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such deferred compensation plan, or withdraw from any multi-employer plan described in
Section 4001(a)(3) of the Employee Retirement Income Security Act ("ERISA") of 1974, as amended, which may cover Borrower's employees.


   9.10 Relocation and Sale of Assets. Other than in the ordinary course of Borrower's business, sell, lease, or otherwise dispose of, move, relocate, or transfer, whether by sale or otherwise, any of Borrower's assets or the Collateral.


                     Loan and Security Agreement - Page 17

   9.11 Guarantees. Guaranty or otherwise become in any way liable with respect to the obligations of any third party, except by endorsement of instruments or items of payment for deposit to the general account of Borrower or which are transmitted or turned over to Bank.

10.  AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that during the term hereof and until all Obligations are fully paid and performed:

   10.1 Location of Collateral. Borrower shall keep the Collateral only at 1849 Fortune Drive, San Jose, CA 95131, at such locations in the State of California with respect to which Borrower has provided Bank in writing the name and mailing address of the landlord and (if requested by Bank) for which Borrower has obtained and delivered to Bank a landlord's waiver or similar documentation from the landlord at each such location in a form and content acceptable to Bank (the "Permitted Locations"). If requested by Bank, Borrower shall provide Bank with the name and mailing address of the landlord for each location described above or where any of the Collateral may (from time to time) be kept and/or the mortgagee, beneficiary, or lender of any mortgage, deed of trust or other lien encumbering each such location.

   10.2 Value of Collateral. Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral or occurring or arising in any manner or fashion from any cause; (c) any diminution in the value of the Collateral; or (d) any act or default by any carrier, warehouseman, bailee, forwarding agency or any other person or entity whomsoever. All risk of loss, damage, destruction or loss of value of the Collateral shall be borne by Borrower, whether or not Borrower shall be in possession or control of the Collateral.

   10.3 Notice of Litigation and/or Environmental Investigations. Promptly after the commencement thereof, Borrower shall notify Bank in writing of: (a) any litigation pending or threatened against Borrower before any court or administrative agency alleging seeking an award of damages in an aggregate at any one time in excess of One Million dollars ($1,000,000.00) or which, in the reasonable opinion of Bank or its counsel involving claims representing a foreseeable liability in an aggregate at any one time in excess of One Million dollars ($1,000,000.00), and (b) any federal, state or municipal investigation evaluating whether any remedial action is needed by Borrower to respond to a release of any toxic or hazardous waste or substance into the environment.


   10.4 Taxes. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of Borrower by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of Borrower by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank that Borrower has made such payments or deposits. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in Bank's sole and absolute discretion and without notice to Borrower: (a) make payment of the


                     Loan and Security Agreement - Page 18
same or any part thereof, or (b) set up such reserves against the Credit, or otherwise reduce the loans and advances for which Borrower is eligible under this Agreement, as Bank deems necessary to satisfy the liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount paid or deposited by Bank shall constitute Bank Expenses and an advance to Borrower. Nothing herein contained shall preclude Borrower from contesting, diligently, in good faith, and by appropriate proceedings, the imposition of any assessments and taxes and to withhold payment of such contested amounts pending the resolution of such proceedings.

   10.5 Compliance. Borrower shall maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of Borrower's business; conduct Borrower's business in an orderly and regular manner; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or Borrower's business.

   10.6   Insurance.

      (a) Acquisition and Maintenance. Borrower, at Borrower's expense, shall keep and maintain the Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall also keep and maintain business interruption insurance and public liability and property damage insurance relating to Borrower's ownership and use of the Collateral. All such policies of insurance shall be in such form, with such companies, and in such amounts and with such deductibles as may be satisfactory to Bank. Borrower shall deliver to Bank certified copies of such policies of insurance or certificates from the issuer of such insurance certifying to Bank in writing that such insurance has been obtained and is in full force and effect and evidence of the payments of all premiums therefor.


      (b) Loss Payee Endorsement and Additional Insured. All such policies of insurance covering the Collateral shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee thereof and shall contain a waiver of warranties (Form 438-BFU). All proceeds payable under any policies of insurance insuring the Collateral and involving losses as a result of damage, destruction or casualty in aggregate amounts not exceeding One Million Dollars ($1,000,000.00) during any twelve (12) consecutive month period shall be payable to Borrower. All proceeds payable under any policies of insurance insuring the Collateral that (i) involve losses as a result of damage, destruction or casualty which, when added to all losses as a result of damage, destruction or casualty during the immediately preceding twelve (12) month period equals or exceeds One Million Dollars ($1,000,000.00) and/or (ii) involve losses as a result of damage, destruction or casualty which, in any one event of damage, destruction or casually equals or exceeds One Million Dollars ($1,000,000.00) shall be payable to Bank. Upon receipt by Bank, and at Bank's sole option, any proceeds payable and paid to Bank under this
Section 10.6 shall be either applied on account of the Obligations or released to Borrower to purchase new, replacement Collateral in accordance with terms,


                     Loan and Security Agreement - Page 19
conditions and provisions acceptable to Bank, in Bank's discretion. To further secure the payment and full performance of the Obligations, Borrower grants Bank a security interest in and to all such policies of insurance required to be maintained by Borrower under Section 10.6(a) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank. All public liability insurance and all property damage insurance covering the Collateral shall name Bank as an additional insured thereunder.

      (c) Settlement of Claims. Prior to the occurrence of an Event of Default, Borrower shall have the right to make, settle and adjust any and all claims under such policies of insurance; provided, however, that Borrower shall not legally conclude the settlement or adjustment of any claim which in amount exceeds five percent (5%) of Borrower's total assets without Bank's prior written consent. Following the occurrence of an Event of Default, Bank (and any of its employees, officers or designated agents) is and shall be irrevocably appointed as Borrower's lawful attorney-in-fact with full power to make, settle and adjust all claims under such policies of insurance, to endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, and to make all determinations and decisions with respect to such policies of insurance.

      (d) Notice and Cancellation. Borrower will not cancel any of such policies without Bank's prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any Obligations or Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses, when disbursed, and shall be payable on demand.

   10.7 Bank Accounts. Except for permitted investments, Borrower shall keep the majority of all of Borrower's principal domestic bank accounts with Bank.


   10.8 ERISA/Covenant. Borrower shall furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of the chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit


                     Loan and Security Agreement - Page 20

Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subsection shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

   10.9 Reimbursements. Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank which constitute Bank Expenses and Borrower hereby authorizes and approves all advances and payments by Bank for items constituting Bank Expenses.

   10.10 Accounting Methods. Borrower shall maintain a standard and modern system of accounting in accordance with generally accepted accounting principles consistently applied with ledger and account cards and/or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as may from time to time be requested by Bank.

   10.11 Financial Statements. Borrower agrees to deliver to Bank the following reports, statements, certificates, or other materials, which materials will be in a form acceptable to Bank and will be delivered within the time periods specified in this Section 10.11:

      (a) within fifty (50) days after the end of each of Borrower's fiscal quarters, (i) a balance sheet and profit and loss statement, prepared by Borrower, certified by an officer or other authorized employee of Borrower to be full, true, complete and accurate and further certified by such officer or other authorized employee that there exists on the date of delivery to Bank no condition or event which constitutes a breach of or Event of Default under this Agreement, and covering Borrower's operations during such period and (ii) a full true and correct copy of Borrower's Form 10-Q filed by Borrower with the Securities and Exchange Commission;

      (b) within ninety-five (95) days after the end of each of Borrower's fiscal years, (i) a statement of the financial condition of Borrower for each such fiscal year, including (but not limited to) a long-form balance sheet and profit and loss statement, audited by certified public accountants acceptable to Bank, certified by an officer or other authorized employee of Borrower to be full, true, complete and accurate and further certified by such officer or other authorized employee that there exists on the date of delivery to Bank no condition or event which constitutes a breach of or Event of Default under this Agreement, and covering Borrower's operations during such period and (ii) a full true and correct copy of Borrower's Form 10-K filed by Borrower with the Securities and Exchange Commission; and


      (c) any other report requested by Bank relating to the Collateral and the financial condition of Borrower (including, without limitation, an aged statement of accounts payable and an aged statement of accounts receivable), together with a certificate signed by an officer or other authorized employee of Borrower to the effect that all reports, statements, computer disc or tape files, printouts, runs, or other computer prepared information of any kind or


                     Loan and Security Agreement - Page 21
nature relating to the foregoing, or documents delivered or caused to be delivered to Bank under this Section 10.11 are full, true, complete, correct, and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach of or Event of Default under this Agreement.

If Borrower is required hereunder to deliver fiscal year-end statements of Borrower's financial condition which are prepared on an audited basis by independent certified public accountants, then, contemporaneously therewith, Borrower shall also deliver to Bank an unqualified opinion thereon by said accountants. Borrower shall comply with any request and shall treat any written request as a continuing obligation until expressly modified or terminated in writing.

   10.12 Notifications. Borrower shall promptly supply Bank with such other information, including tax returns, concerning Borrower's affairs as Bank may request from time to time hereafter. Borrower shall promptly notify Bank of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of or Event of Default under this Agreement.

   10.13 Financial Covenants. At all times during the term of this Agreement, Borrower shall:

      (a) maintain a ratio of total debt and liabilities to Tangible Net Worth of less than one (1.0) to one (1.0);

      (b) maintain Tangible Net Worth in an amount not less than Two Hundred Seventy Four Million Dollars ($274,000,000.00);

      (c) not incur a net after-tax loss determined in accordance with generally accepted accounting principles consistently applied (including, without limitation, any gains or losses from operations, any extraordinary gains or losses, any capital gains or losses from the sale of assets outside the ordinary course of Borrower's business, and any investment income or losses outside the ordinary course of Borrower's business) during any of Borrower's fiscal years in excess of Twenty Million Dollars ($20,000,000.00);

      (d) not incur an after-tax loss from operations during any of Borrower's fiscal years in excess of Ten Million Dollars ($10,000,000.00); and

      (e) maintain a ratio of net after-tax profit from operations plus depreciation and amortization, on a rolling four (4) fiscal quarter basis, to current maturities of long term liabilities and capitalized leases during such rolling four (4) fiscal quarter period of not less than one and one-half (1.5) to one (1.0).


                     Loan and Security Agreement - Page 22

For purposes of this Section 10.13, the following terms shall have the following meanings:

The term "after-tax profit or loss from operations" means after tax profit or loss from operations as determined in accordance with generally accepted accounting principles consistently applied, excluding extraordinary gains or losses, acquisition expenses associated with any Acquisitions, capital gains or losses from the sale of assets outside the ordinary course of Borrower's business and investment income or losses earned outside the ordinary course of Borrower's business.

The term "Tangible Net Worth" means net worth as determined in accordance with generally accepted accounting principles consistently applied, increased by debt subordinated to Bank and decreased by the following: patents, licenses, goodwill, capitalized research and development costs, subscription lists, organization expenses, monies due from affiliates (including officers, directors, shareholders, parents, partners, joint venturers, subsidiaries and commonly held companies), and such other assets as would be classified as "intangible" under generally accepted accounting principles.

   10.14 Maintenance of Liquid Assets. At all time during the term of this Agreement, so long as Credit is available hereunder, and until full and final payment of all Obligations under this Agreement and any instrument or agreement required under this Agreement, Borrower shall maintain a sum of cash, cash equivalents (as defined in accordance with generally accepted accounting principles), and those Permitted Investments described in Section 1.19(b) (but having maturities of one year or less) that are not encumbered, hypothecated and or pledged in a sum not less than Ninety Million Dollars ($90,000,000.00).

11.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

   11.1 Failure to Make Payment. If Borrower fails to pay within five (5) days after Bank's service of a written notice that same is past due and payable, or when declared due and payable, all or any portion of the Obligations.

   11.2 Breach. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in Sections 8, 9 or 10 of this Agreement (and/or any and all subsections thereof).

   11.3 Breach. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement (other than provided by Sections
11.1 and 11.2 hereof) within thirty (30) days after Bank's service of a written notice identifying Borrower's default under this Section 11.3.


                     Loan and Security Agreement - Page 23

   11.4 Material Impairment. If there is a material impairment of the prospect of repayment of all or any portion of the Obligations, or a material impairment of the value of the Collateral or the priority of Bank's security interests therein.

   11.5 Insolvency If Borrower or any guarantor or subsidiary of Borrower commences any voluntary Insolvency Proceeding, becomes insolvent or generally unable to pay or admits in writing its inability to pay its debts as they mature and come due, applies for or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian of Borrower, any guarantor, or any subsidiary of Borrower or a substantial part of their respective assets, makes an assignment for the benefit of creditors, becomes the subject of any involuntary Insolvency Proceeding and same is not discharged within thirty (30) days, becomes the subject of the appointment of a trustee, receiver, liquidator, conservator or other custodian of Borrower, any guarantor or any subsidiary of Borrower or a substantial part of their respective assets and same is not discharged within thirty (30) days.

   11.6 Private Liens and Levies. If all or any material portion of the assets of Borrower, any guarantor of the Obligations, or any subsidiary of Borrower are seized, subjected to any writ, attachment, or distress warrant or is levied upon or comes or put into possession of any trustee, receiver, or person acting in a similar capacity and such seizure, writ, attachment, warrant or transfer of possession is not discharged within ten (10) days.

   11.7 Injunction. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of Borrower's business affairs.

   11.8 Governmental and Tax Liens or Levies. If (1) a notice of lien, levy or assessment is filed of record with respect to all or any material part of the assets of Borrower, any guarantor of the Obligations, or any subsidiary of Borrower by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency and same is not discharge and paid within ten (10) days, or (2) any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien as a result of any delinquency in the payment thereof and such lien is not being contested by Borrower in good faith by appropriate proceedings and/or, if requested by Bank, Borrower has not procured and posted such bonds (in amounts, forms an content) satisfactory to Bank, or (3) any notice of sale has been filed or recorded in connection with the sale or liquidation of the property that is the subject of the lien for the payment of such taxes, assessments, or other governmental charges owing by one or more of such entities.

   11.9 Judgment Lien. If one or more judgments and/or one or more other claims becomes liens or encumbrances upon any or all of the assets of Borrower in an aggregate amount at any one time in excess of One Million Dollars ($1,000,000.00).


   11.10 Third Party Agreements. If there is a default in any material agreement to which Borrower is a party with third parties resulting in a right by such third parties to accelerate the maturity of Borrower's indebtedness.


                     Loan and Security Agreement - Page 24

   11.11 Misrepresentations. If any misrepresentation exists in any warranty or representation made to Bank by Borrower or any officer, director or partner of Borrower, or if any warranty or representation is withdrawn by Borrower or any officer, director or partner of Borrower.

   11.12 Dissolution. If Borrower dissolves or liquidates, or if the directors and/or shareholders of Borrower take action to effect such a dissolution or liquidation.

   11.13 Change of Ownership. If there is a change of control of Borrower or any change in the direct, indirect, or beneficial ownership by any single or affiliated group of owners in an amount of twenty percent (20%) or more of the issued and outstanding stock of Borrower.

   11.14 Additional Defaults. If an event occurs which with the passage of time would constitute an Event of Default or if Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in any other present or future agreement between Borrower and Bank and such failure or neglect constitutes a default or event of default under such agreement.

Notwithstanding anything contained in this Article 11 to the contrary, upon the occurrence of an Event of Default, Bank, at Bank's discretion, may cease advancing monies or extending loans or other credit accommodations under this Agreement or any other agreement between Bank and Borrower; provided, however, that Bank shall refrain from further exercising its rights and remedies and an Event of Default shall thereafter be deemed not to have occurred by reason of the occurrence of any of the events set forth in Sections 11.8 and 11.9 of this Agreement if, within ten (10) days from the date of such occurrence, the subject event or action is released, discharged, dismissed, bonded against or satisfied.

12.  BANK'S RIGHTS AND REMEDIES

   12.1 Rights and Powers. If an Event of Default shall have occurred and not been cured or waived in accordance with the terms hereof, Bank shall have the following rights and powers and may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

      (a)   Declare all Obligations immediately due and payable;

      (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;


      (c) Terminate this Agreement as to any future liability or obligation of Bank, but without effecting Bank's rights and security interest in the Collateral and without effecting the Obligations;

      (d) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to


                     Loan and Security Agreement - Page 25
protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises, or any part thereof, for so long as is required by Bank, and at no cost to Bank, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to Bank's security interest and to pay all expenses incurred in connection therewith;

      (e) Without constituting a retention of Collateral in satisfaction of an Obligation within the meaning of Section 9505 of the Code or an action under California Code of Civil Procedure Section 726, Bank may apply any and all amounts maintained by Borrower with Bank as deposit accounts (as that term is defined under Section 9105 of the Code) or other accounts against the Obligations;

      (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell or dispose of (in the manner provided for herein) the Collateral;

      (g) Sell or dispose of the Collateral at either public or private sales, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale;

      (h) Bank shall give the Borrower and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made. The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 13.3 of this Agreement, at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to parties other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Bank. If the sale is to be a public sale, Bank shall also give notice of the time and place by publishing a notice one time at least five (5) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

      (i)   Bank may credit bid and purchase at any public sale;


      (j) Borrower shall pay all Bank Expenses incurred in connection with Bank's enforcement and exercise of any of Bank's rights and remedies as herein provided, whether or not suit is commenced by Bank;

      (k) Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank's discretion, to any party who Bank believes, in good faith, is entitled to such excess;


                     Loan and Security Agreement - Page 26

(l) Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral or any disposition thereof, and Borrower's rights under all general intangibles, licenses and franchise agreements shall inure to Bank's benefit, and Bank shall have the right and power to enter into sub-license agreements with respect to all such rights with third parties on terms acceptable to Bank.

   12.2 Remedies Cumulative. Bank's rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

13.  MISCELLANEOUS

   13.1 Taxes and Other Expenses Regarding the Collateral. If Borrower fails to pay promptly when due to any person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and any such payment shall immediately constitute an advance under and pursuant to the Credit, and Borrower shall promptly reimburse Bank therefor. All such sums shall be Bank Expenses hereunder. Any payments made by Bank shall not constitute: (a) an agreement by Bank to make similar payments in the future, or (b) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

   13.2    Waivers.

      (a) Application of Payments. Borrower waives the right to direct the application of any and all payments or collections at any time or times hereafter received by Bank on account of any Obligations, and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments or collections to the Obligations in any manner as Bank may deem advisable,


      (b) Notices of Demand, Etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guaranties at any time held by Bank on which Borrower may in any way be liable.

      (c) Confidentiality of Accounting. Borrower waives the right to assert a confidential relationship, if any, Borrower may have with any accounting firm and/or service bureau in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees


                     Loan and Security Agreement - Page 27
that Bank may contact directly any such accounting firm and/or service bureau in order to obtain such information.

   13.3 Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and sent by regular United States mail, postage prepaid, properly addressed to Borrower at Borrower's address set forth in Section 1.5 of this Agreement or to Bank at Bank's address set forth in Section 1.3 hereinabove, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing.

   13.4 Destruction of Borrower's Documents. Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank unless Borrower does request, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

   13.5 Choice of Law. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined under, governed by and construed in accordance with the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state courts located in the County of San Francisco, State of California, or the County of Santa Clara, State of California, or the federal courts located in the Northern District of California. Borrower waives any right Borrower may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court-ordered relief.

   13.6 One Loan Transaction. The Obligations shall be secured by all other security interests, liens or encumbrances heretofore, now, or at any time hereafter granted by Borrower to Bank. If more than one person or entity is signing this Agreement on behalf of Borrower, the Obligations of each party signing this Agreement on behalf of Borrower shall be joint and several.


   13.7 Agreement Binding; Assignment. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank.
 This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void.
 No consent to an assignment by Bank shall release Borrower from its obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits hereunder. Bank will provide Borrower with prior written notice to Borrower; provided, however, that Borrower shall not have any right, power or privilege to approve or consent to such assignment, sale, transfer, negotiation and/or participation and the Bank's failure to give such notice shall not constitute a breach or default under this Agreement. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter may have relating to Borrower or Borrower's business.


                     Loan and Security Agreement - Page 28

   13.8 Headings, Gender and Joint and Several Liability. Article and section headings and article and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each article and section applies equally to this entire Agreement. As used in this Agreement and when required by the context, each number (singular or plural) shall include all numbers, and each gender shall include all genders. If more than one person or entity is signing this Agreement on behalf of Borrower, the Obligations of each party signing this Agreement on behalf of Borrower shall be joint and several.

   13.9 Construction. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

   13.10 Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

   13.11 Integration. This Agreement cannot be changed or terminated orally. No modification or amendment to this Agreement shall be effective unless in writing, executed by Bank. Except as to currently existing obligations of Borrower to Bank, all prior agreements, understandings, representations, warranties, and negotiations between the parties, if any, are merged into this Agreement.

   13.12 WAIVER OF JURY TRIAL. BANK AND BORROWER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING (INCLUDING TORT AND CLAIMS FOR BREACH OF
DUTY), BETWEEN BANK AND BORROWER.

   13.13 Prior Loan and Security Agreement. The total Credit and the total of Borrower's Obligations in respect to all letters of credit outstanding under that certain Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of March 8, 2000 and any concurrent or subsequent rider thereto and any extensions, supplements, amendments or modifications thereto and/or to any such rider (collectively the "Prior Agreement"), from and after the date of this Agreement, shall be deemed to have been incurred pursuant to this Agreement which amends and restates the Prior Agreement in its entirety. Borrower agrees and acknowledges that, as of the date of this Agreement, there were not any sums due and owing under the Prior Agreement (but not any notes executed and in furtherance of the Prior Agreement).


                     Loan and Security Agreement - Page 29

IN WITNESS WHEREOF, Borrower has executed and delivered this Agreement on the date first hereinabove written.

"Borrower"

Micrel Incorporated,
a California corporation


By:   /s/ Raymond D. Zinn
      -----------------------------------------
Raymond D. Zinn
President and Chief Executive Officer


By:   /s/ Richard D. Crowley, Jr.
      ------------------------------------------
Richard D. Crowley, Jr.
Vice President of Finance and Chief
Financial Officer

Accepted and effective this fourteenth day of August, 2001, at Bank's place of business in the City of San Jose, State of California.

"Bank"

Bank of the West,
a California banking corporation


By:  /s/ James E. Rosewater
----------------------------------------
Its: Senior Vice President


                     Loan and Security Agreement - Page 30

                                  Exhibit "A"

                     EQUIPMENT PURCHASE FACILITY "A" NOTE

$________________________________     __________________,________________
                                                 San Jose, California

1. BORROWING AND INTEREST RATE. In consideration of the loan and advance of credit in the amount set forth above made by Bank of the West (the "Bank") to or for the benefit of Micrel Incorporated (the "Borrower") pursuant to that certain Loan and Security Agreement between Borrower and Bank dated June 29, 2001 (collectively, the "Loan Agreement"), Borrower promises to pay Bank, or order, at Two North Second Street, Suite 300, South Bay Business Banking Group, San Jose, California 95113 on the dates and in the manner hereinafter set forth, the principal amount set forth above, plus any interest thereon at the Applicable Equipment Purchase Facility "A" Rate (as hereinafter defined), and all Bank Expenses. Interest shall be computed from the date funds are advanced under this Note (the "Funding Date") and thereafter on the outstanding amount from time to time owing by Borrower to Bank under this Note on the basis of three hundred sixty (360) days per year and actual days elapsed.

2.   APPLICABLE EQUIPMENT PURCHASE LOAN "A" RATE.

(1) Initial Rate Selected by Borrower. Interest on the amounts from time to time owing by Borrower to Bank under this Note shall accrue at the rate designated by Borrower by initialing the appropriate blanks set forth below or as hereinafter designated by Borrower in accordance with the terms of this Note (the "Applicable Equipment Purchase Facility 'A' Rate"); provided, however, that if Borrower fails to elect any of the three options set forth below, the Applicable Equipment Purchase Facility "A" Rate shall be the rate set forth in Subparagraph 2(1)(a) below:

   ____________               (a)   Prime Rate-Based Loan.
   Initial Here

Subject to Borrower's right to convert the Applicable
Equipment Purchase Facility "A" Rate as elsewhere provided in this Note and except as hereinbelow provided, all amounts from time to time outstanding and unpaid under this Note shall bear interest, on the Daily Balance owing, at the Prime Rate (as defined in the Loan Agreement).
The Prime Rate as of the date of this Note is ___________________________
percent (   %) per annum.  In the event that the Prime Rate announced is, from time to time hereafter, changed, adjustment in the rate of interest payable by Borrower shall be made on the effective date of the change in the Prime Rate. The rate of interest, as adjusted, shall apply to all amounts from time to time outstanding and unpaid under this Note until the Prime Rate is adjusted again. All interest chargeable under this Agreement on a per annum basis shall be computed on a basis of a 360-day year for actual days elapsed.


                    Equipment Purchase Line A Note - Page 1

   ____________               (b)   Four Year Swap Rate-Based Loan.
   Initial Here
All amounts from time to time outstanding and unpaid under this Note shall bear interest, on the Daily Balance owing, at the "four (4) year swap rate" most recently announced by Bank at its headquarters office in San Francisco, California and in effect two (2) Business Days prior to the date of the execution and delivery of this Note plus two and one-quarter percentage points (2.25%), with the understanding that Bank's "four (4) year swap rate" is only one of Bank's base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of Bank's base rates.

   ____________               (c)   LIBOR Rate-Based Loan.
   Initial Here
Subject to Borrower's right to convert the Applicable
Equipment Purchase Facility "A" Rate as elsewhere provided in this Note and except as hereinbelow provided, all amounts from time to time outstanding and unpaid under this Note shall bear interest, on the Daily Balance owing, at the Equipment Purchase Offshore Rate (as defined below).

The term "Equipment Purchase Offshore Rate" shall, for any
Interest Period (as defined below), be the rate of interest per annum (rounded upward to the next 1/32nd of one percent) resulting from the sum of (i) two and one-eighth percent (2.125%) per annum and (ii) a quotient, the numerator of which is the LIBOR Rate and the denominator of which is the difference between (a) one (1.0) and (b) the Eurodollar Reserve Percentage. Expressed as a formula, the Equipment Purchase Offshore Rate shall be as follows:

Equipment Purchase Offshore Rate = [2.125%] + [LIBOR Rate/(1.00 - Eurodollar Reserve Percentage)]

The term "LIBOR Rate" means the rate of interest per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for United States dollar deposits in amounts equal to the amount of the LIBOR Rate-Based loan and with a maturity equal to the Interest Period (as hereinafter defined) as designated by Borrower below, which LIBOR Rate shall be determined at 11:00 a.m. (London local time) two (2) Business Days prior to the commencement of the date of this Note and two (2) days prior to the expiration of any Interest Period; provided, however, that if such rate is no longer published by Dow Jones, then the LIBOR Rate shall be determined by reference to such other index that Bank may reasonably designate in good faith as the rate at which United States dollar deposits with a maturity comparable to the Interest Period and in an amount equal to the amount of the LIBOR Rate-Based loan would be offered to major banks on the London Eurocurrency market at 11:00 a.m. (London local time) two (2) Business Days prior to the commencement of the Interest Period.


                    Equipment Purchase Line A Note - Page 2

The term "Interest Period" means the period of one (1)
month, two (2) months, three (3) months, six (6) months, or one (1) year, as designated by Borrower at the time Borrower requests an LIBOR Rate-Based Loan; provided, however, that such Interest Period shall in no event extend beyond the Maturity Date of this Note.

The term "Eurodollar Reserve Percentage" means for any day during any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100ths of one percent) in effect on such day (whether or not applicable to any bank) under the regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirements (including any emergency, supplemental, or other marginal reserve requirements) with respect to Eurocurrency Funding (currently referred to as ""Eurocurrency Liabilities"). The Equipment Purchase Offshore Rate shall be adjusted automatically as to all amounts then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

For purposes of this Note, Borrower selects the following
Interest Period; provided, however, that if Borrower fails to select an Interest Period for LIBOR Rate-Based Loans, then the Interest Period shall be deemed to be one (1) month:


Interest Period      Initials (Select one)

One (1) month         ________
Two (2) months        ________
Three (3) months      ________
Six (6) months        ________
One (1) year          ________



In the event that the Equipment Purchase Offshore Rate announced is, from time to time hereafter, changed, adjustment in the rate of interest payable by Borrower shall be made on the effective date of the change in the Equipment Purchase Offshore Rate. The rate of interest, as adjusted, shall apply to all amounts from time to time outstanding and unpaid under this Note until the Equipment Purchase Offshore Rate is adjusted again. All interest chargeable under this Agreement on a per annum basis shall be computed on a basis of a 360-day year for actual days elapsed.


(2) Conversion Option. Borrower may, from time to time, elect to convert the Applicable Equipment Purchase Facility "A" rate from either a Prime Rate-Based loan under Section 2(1)(a) above or a Equipment Purchase Offshore Rate-Based loan under Section 2(1)(c), above to a "swap rate" to be determined by Bank for swap contracts having a period or term (determined by Bank in its reasonable judgment) most closely equivalent to the


                    Equipment Purchase Line A Note - Page 3
term remaining term of this Note until its Maturity Date as of the effective date of the conversion plus two and one-quarter percentage points (2.25%), with the understanding that Bank's "swap rate" determined by Bank is only one of Bank's base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of Bank's base rates. Borrower shall exercise this conversion option, if at all, on written notice delivered to Bank, which written notice shall (a) be on such form and in such manner as Bank may from time to time specify; (b) specify the principal amount and the date of the note to be so converted; and
(c) be received by Bank not later than 10:00 a.m. Pacific local time three (3) Business Days prior to the requested conversion date. Once the term loan evidenced by this note is converted in accordance with the provisions of this
Section 2(2), Borrower shall not have any further right to elect additional or other conversions. Borrower's conversion rights under this Section 2(2) shall be exclusive, and Borrower shall not have any right to convert the Applicable Equipment Purchase Facility "A" Rate, except as provided in this Section 2(2).

(3)   Prepayment.  Borrower may upon at least ten (10) "Business
Days" notice to Bank, prepay this Note in whole or in part with accrued interest at the Applicable Rate to the date of such prepayment on the amount prepaid, subject to the terms and provisions of this Section. If and only if the Applicable Equipment Purchase Facility "A" Rate is the Four Year Swap Rate or other swap rate based interest rate resulting from exercise of the conversion feature under Section 2.2, denominated, then (concurrently with any prepayment of all or any part of the Obligations owing under this Note) Borrower shall also pay to Lender an amount equal to the interest which would be earned at the "Prepayment Rate" (as defined below) on the principal balance prepaid to Lender (computed on the basis of a 360-day year for actual days elapsed) for the period starting on the date of prepayment and ending at the Maturity Date.

For purposes of this Note, the term "Business Day" shall mean any day which is not a Saturday, Sunday, or other day on which commercial banks are by law authorized or required to close.

For the purpose of this Note, the term "Prepayment Rate" shall mean the value calculated by subtracting (i) the current rate that obtained by Bank on a "swap rate" contract having a period of time having a term most closely approximating the time period between the date of such prepayment and the Maturity Date from (ii) the Applicable Equipment Purchase Facility "A" Rate.

(4) Maturity Rate. From and after the Maturity Date, amounts outstanding and unpaid this Note shall bear interest at five (5) percentage points more than the Applicable Equipment Purchase Facility "A" Rate that would have been applicable hereunder had the Maturity Date not occurred. Anything herein to the contrary notwithstanding, interest at the Maturity Rate shall be due and payable on demand but shall accrue from the Maturity Date until this Note is paid in full.


3.   REPAYMENT OF PRINCIPAL, INTEREST AND EXPENSES.    Borrower agrees
to make all payments of principal and interest in lawful money of the United


                    Equipment Purchase Line A Note - Page 4

States of America free from any offset, deduction, or counterclaim, and expressly waives all rights to compensation or cross demands it might otherwise have.

(a) Commencing on the fifth day of be the calendar month after the Funding Date, and continuing on the fifth day of each of the next forty-seven (47) months thereafter, Borrower shall make (i) equal and consecutive monthly principal payments with each payment being in an amount sufficient to repay the aggregate principal amount advanced under this Note over forty-eight
(48) months on a straight-line basis, (ii) monthly interest payments on the outstanding amount of the advances under the Equipment Purchase Facility "A" at the Applicable Equipment Purchase Facility "A" Rate, and (iii) all Bank Expenses incurred by Bank in connection with Equipment Purchase Facility "B."
 Subject to Borrower's obligations to make installment payments of principal, interest and Bank Expenses in the time and manner specified in this note, all unpaid principal, interest, Bank Expenses and other amounts owing under this Note shall be due and payable on the fourth anniversary of the Funding Date (as defined in this Note).

(b) The receipt of any check or other item of payment by Bank shall not be considered a payment until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank in accordance with Bank's rules and regulations relating to credits to deposit accounts or, in Bank's discretion, two (2) calendar days after the date Bank actually receives possession of such check or other item of payment.

4. LATE FEES. If any payment due hereunder is not received by Bank within fifteen (15) days after the due date thereof, Borrower shall pay to Bank without claim, notice or demand a late payment charge equal to six percent (6%) of the amount of the installment of principal and interest due and delinquent to defray the administrative costs and expenses suffered by Bank by reason of such delinquency. Borrower acknowledges and agrees that the actual amount of damages that would be incurred by Bank as a result of such delinquency are extremely difficult or impracticable to ascertain and that the late charge set forth herein represents a reasonable attempt to fix such damages. Collection of such late charge shall not excuse the performance of the terms of this Note nor prejudice Bank's right to enforce any right or remedy which it may have for the collection of principal and interest or otherwise under the terms of this Note, under the Loan Agreement, or applicable law.

5. AUTHORITY FOR ADVANCES. All Advances shall be conclusively presumed to have been made to, for the benefit of, and at the request of Borrower when deposited or credited to the account of Borrower with Bank or made in accordance with the terms of the Loan Agreement or the oral or written instructions of Borrower, or any one signing below for or on behalf of Borrower.


                    Equipment Purchase Line A Note - Page 5

6.   EVENTS OF DEFAULT AND REMEDIES.

(a) Events of Default. Any one of the following occurrences shall constitute an "event of default" under this Note:

(1) The failure by Borrower to make any payment of principal or interest upon this Note as and when the same becomes due and payable in accordance with the terms hereof and the continuation of such failure for five (5) days after written notice thereof is given Borrower by Bank;

(2) The occurrence of any default under this Note other than as described in the preceding clause (1) and the continuation of such default for ten (10) days after written notice thereof is given Borrower by Bank; or

(3) The occurrence of any event of default as defined under the Loan Agreement, or any other document securing the obligations under this Note. For purposes of Subparagraph 6(a)(3) with respect to any event or occurrence which constitutes an event of default hereunder solely by reason of its constituting a default under a document or instrument other than this Note, to the extent (if any) that such other document or instrument provides a grace or cure period with respect to such default, the same grace or cure period, and only such period, shall apply with respect thereof under this Note.

(b) Remedies. Upon the occurrence of any event of default hereunder: (i) the entire unpaid principal amount, any and all unpaid interest then accrued on, and any other amounts owing under or evidenced by this Note, shall (at the option of the Bank and without notice or demand of any kind to Borrower or any other person) be and become immediately due and payable and
(ii) Bank hereof shall have and may exercise any and all rights and remedies available at law or in equity and also any and all rights and remedies provided in the Loan Agreement.

Upon the occurrence of an event of default hereunder (which has not been cured as herein provided or waived by Bank in writing), at the option of Bank, and in addition to any other remedies available to Bank, interest may be charged on the Advances outstanding on the date of such event of default at the rate of five (5) percentage points greater than the Equipment Purchase Facility "A" Rate (the "Equipment Purchase Facility Default Rate"). The Equipment Purchase Facility Default Rate shall commence on the day following any event of default and shall continue until such event of default has been cured to the satisfaction of Bank.


7. WAIVERS, MAKER(S) AND ENDORSER(S). Borrower, for itself and for its successors, transferees and assigns, hereby waives all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate, the release of any party liable, the release of any security for debt, the taking of any additional security and any other indulgence or forbearance.


                    Equipment Purchase Line A Note - Page 6

8. WAIVER OF STATUTE OF LIMITATIONS. The right to plead any and all statutes of limitations as a defense to any demand on this Note is expressly waived by each and all said parties.

9.   FEES, COSTS AND LENDER EXPENSES.

(a) Attorneys' Fees and Costs. If Bank refers this Note to an attorney for collection or seeks legal advice following a default under this Note, the Loan Agreement, or other security agreements securing this Note, or if an action is instituted on this Note, the Loan Agreement, or if any other judicial or non-judicial action is instituted by the holder hereof or by any other person, and an attorney is employed by the holder hereof to appear in any such action or proceeding or to reclaim, sequester, protect, preserve or enforce the holder's interest in the Collateral (as defined in the Loan Agreement) or any other security for this Note, including, but not limited to proceedings to foreclose the loan evidenced hereby, proceedings under the federal bankruptcy laws, or in eminent domain, or under the probate code, or in connection with any state or federal tax lien, or to enforce an assignments of rents, or for the appointment of a receiver, or involving mechanics' liens or stop notices, or in connection with disputes regarding the proper disbursement of loan funds, Borrower promises to pay reasonable attorneys' fees and for services performed by the holder's attorney, and all costs and expenses incurred incident to such employment.


(b) Bank Expenses. Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank which constitute Bank Expenses and Borrower hereby authorizes and approves all advances and payments by Bank for items constituting Bank Expenses. The term "Bank Expenses" means:
 all costs and expenses incurred by Bank in connection with this Note, the Loan Agreement, or the transactions contemplated hereby, including, without limitation, all costs or expenses required to be paid by Borrower under this Note, the Loan Agreement, or the transactions contemplated hereby which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication, search fees, appraiser fees, auditor fees, title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank (with or without suit) in collecting or realizing upon any collateral including, without limitation the Collateral (as defined in the Loan Agreement), to correct any default or enforce any provision of this Note, the Loan Agreement, or the transactions contemplated hereby, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Note, the Loan Agreement, or the transactions contemplated hereby or any portion hereof; and reasonable attorneys' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Note, the Loan Agreement, or the transactions contemplated hereby, any portion hereof, any Agreement related hereto, or any of the transactions contemplated hereby, whether or not suit is brought, and including, but not limited to, any expenses incurred in relation to opposing or seeking to obtain relief from any stay or restraining order prohibiting Bank from exercising its rights as a secured creditor, foreclosing upon or disposing of Collateral, or such related matters.


                    Equipment Purchase Line A Note - Page 7

10. DEFINITIONS. The term "Bank," as used herein, shall mean and include Bank and any successor or assign of Bank, and any holder of this Note shall, upon becoming such holder, be included in the term "Bank" wherever the same appears in this Note.

11. OBLIGATION S UNDER LOAN AGREEMENT. The obligations arising under this Note constitute Obligations under and pursuant to the terms of the Loan Agreement and are secured under and pursuant to the terms of such Loan Agreement.

12.   MISCELLANEOUS.

(a) Governing Law and Time of Performance. This Note shall be governed by and construed under the laws of the State of California. Time is of the essence of this Note and each provision hereof.

(b) Successors and Assigns. This Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns.

(c)   Headings; Gender.  The headings of the Paragraphs and
Subparagraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof. All words and phrases shall be taken to include the singular or plural number, and the masculine, feminine or neuter gender, as may fit the case.

(d). Severability. If any provision of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

(e) Modification. No waiver of any breach, default or event of default under this Note or under the Loan Agreement, or any obligations secured thereby, shall be implied from any failure of Bank to take, or any delay by Bank in taking, any action with respect to any concurrent or subsequent breach of or event of default, default or failure of condition or from any previous wavier of any similar or unrelated breach of or event of default, default, or failure of condition. A waiver of any term of this Note, the Loan Agreement, or any of the obligations secured thereby must be made in writing, shall be limited to the express written terms of such waiver, and shall not be construed as a waiver or release of any subsequent event of default, default or failure of condition.


(f) Joint Obligations. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several, and all said parties are and shall be jointly and severally, directly and primarily, liable for the amount of all sums owing and to be owed hereon, and agree that this Note and any or all payments coming due hereunder may be extended or renewed from time to time without in any way affecting or diminishing their liability hereunder. No such person shall be a mere accommodation maker, since each such person shall be primarily and directly liable hereunder.


                    Equipment Purchase Line A Note - Page 8

IN WITNESS WHEREOF Borrower has executed and delivered this Note as of the date and year first above written.

Micrel Incorporated, a California
corporation


By:

Raymond D. Zinn
President and Chief Executive
Officer

By:

Richard D. Crowley, Jr.
Vice President of Finance and Chief
Financial Officer


 Section 2.3 "Revolving Loans Interest Rate" should keep
TWO of the underlined blanks in the paragraph.
 "Prior Loan and Security Agreement" -- this section should also retain the original underlined spaces.


                    Equipment Purchase Line A Note - Page 9